EXHIBIT 23.4

CONSENT OF INDEPENDENT VALUATION EXPERT

We hereby consent to the reference to our name (including under the heading “Experts”) and the disclosure of our role in the determination of the board of directors of CNL Growth Properties, Inc. (the “Company”) of the net asset value per share and the offering price of the Company’s common stock in Amendment No. 2 to the Company’s Registration Statement on Form S-11, File No. 333-184308 to be filed on the date hereof, and the prospectus included therein.

July 30, 2013	/s/ CBRE Capital Advisors, Inc.
CBRE Capital Advisors, Inc.